Exhibit 99.1
                                     PART I


Item 1.      Business.
------       --------


                                   THE COMPANY


        The Company is a diversified holding company engaged in a variety of businesses, including telecommunications, healthcare services, banking and lending, manufacturing, real estate activities, winery operations, development of a copper mine and property and casualty reinsurance. The Company concentrates on return on investment and cash flow to build long-term shareholder value, rather than emphasizing volume or market share. Additionally, the Company continuously evaluates the retention and disposition of its existing operations and investigates possible acquisitions of new businesses in order to maximize shareholder value. In identifying possible acquisitions, the Company tends to seek assets and companies that are troubled or out of favor and, as a result, are selling substantially below the values the Company believes to be present.

        Shareholders' equity has grown from a deficit of $7,700,000 at December 31, 1978 (prior to the acquisition of a controlling interest in the Company by the Company's Chairman and President), to a positive shareholders' equity of $2,134,200,000 at December 31, 2003, equal to a book value per common share of the Company (a "common share") of negative $.07 at December 31, 1978 and $20.09 at December 31, 2003. The December 31, 2003 shareholders' equity and book value per share amounts have been reduced by the $811,900,000 special cash dividend paid in 1999.

        In November 2003, pursuant to a registered exchange offer and merger agreement, the Company acquired the balance of the outstanding common stock of WilTel Communications Group, Inc. ("WilTel") that it did not already own for 16,734,690 of the Company's common shares. The Company had previously acquired 47.4% of the outstanding common stock of WilTel during 2002 for cash consideration of $353,900,000, including expenses. WilTel is a telecommunications company that owns or leases and operates a nationwide inter-city fiber-optic network providing Internet, data, voice and video services. Upon completion of the exchange offer and merger, WilTel became a consolidated subsidiary of the Company.

        In September 2003, the Company acquired certain businesses primarily engaged in the provision of physical, occupational, speech and respiratory therapy services that are operated by subsidiaries of Symphony Health Services, LLC ("Symphony"). The purchase price was approximately $36,700,000, including expenses, of which approximately $29,200,000 was provided by financing that is non-recourse to the Company but is fully collateralized by Symphony's assets. The Company has consolidated Symphony's financial condition and results of operations since acquisition.

        The Company's banking and lending operations have historically consisted of making instalment loans to niche markets primarily funded by customer banking deposits insured by the Federal Deposit Insurance Corporation (the "FDIC"). However, as a result of increased loss experience and declining profitability in its automobile lending program, the Company stopped originating new automobile loans in September 2001. In January 2003, the Company ceased originating loans in all other lending programs. Operating activities at this segment are currently limited to maximizing the amount collected from its loan portfolio and liquidating the business in an orderly and cost efficient manner.

        The Company's manufacturing operations manufacture and market lightweight plastic netting used for a variety of purposes including, among other things, building and construction, erosion control, agriculture, packaging, carpet padding, filtration and consumer products.

        The Company's domestic real estate operations include a mixture of commercial properties, residential land development projects and other unimproved land, all in various stages of development and all available for sale.

        The Company's winery operations consist of Pine Ridge Winery in Napa Valley, California and Archery Summit in the Willamette Valley of Oregon. These wineries primarily produce and sell wines in the luxury segment of the premium table wine market.

        The Company's copper mine development operations consist of its 72.5% interest in MK Gold Company ("MK Gold"), a publicly traded company listed on the NASD OTC Bulletin Board (Symbol: MKAU).

        The Company's property and casualty reinsurance business is conducted through its 16.1% common stock interest in Olympus Re Holdings, Ltd. ("Olympus"), a Bermuda reinsurance company primarily engaged in the property excess, marine and aviation reinsurance business.

        Certain of the Company's subsidiaries have substantial tax loss carryforwards. The amount and availability of the tax loss carryforwards are subject to certain qualifications, limitations and uncertainties as more fully discussed in the "Notes to the Consolidated Financial Statements" and Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        As used herein, the term "Company" refers to Leucadia National Corporation, a New York corporation organized in 1968, and its subsidiaries, except as the context otherwise may require.

INVESTOR INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). Accordingly, the Company files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be obtained by visiting the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company and other issuers that file electronically. In addition, material filed by the Company can be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, NY 10005 and the Pacific Exchange, Inc., 115 Sansome Street, San Francisco, CA 94104, on which the Company's common shares are listed.

        The Company does not currently maintain a website, but expects to create a website prior to its 2004 annual meeting of shareholders. The Company will provide without charge upon request copies of its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Requests for such copies should be directed to: Leucadia National Corporation, 315 Park Avenue South, New York, NY 10010 (telephone number (212) 460-1900), Attention: Corporate Secretary.

FINANCIAL INFORMATION ABOUT SEGMENTS

        The Company's reportable segments consist of its operating units, which offer different products and services and are managed separately. The Company's telecommunications business is conducted by WilTel and contains two segments, Network and Vyvx. Network owns or leases and operates a nationwide fiber optic network over which it provides a variety of telecommunications services. Vyvx transmits audio and video programming over the network and distributes advertising media in physical and electronic form. The Company's other segments include healthcare services, banking and lending, manufacturing and domestic real estate. Healthcare services primarily include the provision of physical, occupational, speech and respiratory therapy services. Banking and lending operations historically made collateralized personal automobile instalment loans to individuals who have difficulty obtaining credit, at interest rates above those charged to individuals with good credit histories. Such loans were primarily funded by deposits insured by the FDIC. The banking and lending segment has ceased originating any new loans and is liquidating its business in an orderly manner. Manufacturing operations manufacture and market lightweight plastic netting used for a variety of purposes. The Company's domestic real estate operations consist of a variety of commercial properties, residential land development projects and other unimproved land, all in various stages of development and all available for sale. Other operations primarily consist of winery operations and development of a copper mine.

        Associated companies include equity interests in entities that the Company does not control and that are accounted for on the equity method of accounting. Prior to the acquisition of the outstanding common stock of WilTel that it didn't already own in November 2003, the Company accounted for its 47.4% interest in WilTel as an associated company. Other investments in associated companies include Olympus, a Bermuda-based reinsurance company, Berkadia LLC ("Berkadia"), a joint venture formed to facilitate the chapter 11 restructuring of The FINOVA Group Inc. ("FINOVA"), HomeFed Corporation ("HomeFed"), a corporation engaged in real estate activities, Jefferies Partners Opportunity Fund II, LLC ("JPOF II") and EagleRock Capital Partners (QP), LP ("EagleRock"). Both JPOF II and EagleRock are engaged in investing and/or securities transactions activities.

        Corporate assets primarily consist of investments and cash and cash equivalents and corporate revenues primarily consist of investment income and securities gains and losses. Corporate assets, revenues, overhead expenses and interest expense are not allocated to the operating units. The Company has a manufacturing facility located in Belgium and an interest, through MK Gold, in a copper deposit in Spain. WilTel owns or has the right to use certain cable systems which connect its U.S. domestic network to foreign countries, and has the right to use wavelengths in Europe which it is currently not using. In addition to its investment in Bermuda-based Olympus, the Company also owns 36% of the electric utility in Barbados. The Company does not have any other material foreign operations or investments.

        Except for the telecommunications segments of WilTel, the primary measure of segment operating results and profitability used by the Company is income (loss) from continuing operations before income taxes, minority expense of trust preferred securities and equity in income (losses) of associated companies. For WilTel's segments, segment profit from operations is the primary performance measure of segment operating results and profitability. WilTel defines segment profit from operations as income before income taxes, interest expense, investment income, depreciation and amortization expense and other non-operating income and expense.

        The following information reconciles segment profit from operations of the Network and Vyvx segments to the most comparable measure under generally accepted accounting principles ("GAAP"), which is used for all other reportable segments, for the period from November 6, 2003 through December 31, 2003 (in millions):

                                                                           Network            Vyvx
                                                                          ---------         --------
Segment profit from operations (1)                                        $   13.3          $   4.1
Depreciation and amortization expense                                        (37.2)            (2.0)
Interest expense, net of investment income (2)                                (4.0)             (.1)
Other non-operating income (expense), net (2)                                  1.8               .5
                                                                          ---------         --------
Income (loss) from continuing operations before income taxes, minority expense of trust preferred securities and equity in
   income (losses) of associated companies                                $  (26.1)         $   2.5
                                                                          =========         ========

(1) See note (c) to segment information below.

(2) These items have been allocated to each segment based upon a formula that considers each segment's revenues, property and equipment and headcount.

        Certain information concerning the Company's segments for 2003, 2002 and 2001 is presented in the following table. Associated Companies are only reflected in the table below under identifiable assets employed.

                                                                     2003               2002               2001
                                                                     ----               ----               ----
                                                                                    (In millions)
Revenues (a):
   Network                                                          $  218.4            $      -           $      -
   Vyvx                                                                 21.2                   -                  -
   Healthcare Services                                                  71.1                   -                  -
   Banking and Lending                                                  62.3                95.9              122.4
   Manufacturing                                                        54.1                51.0               57.4
   Domestic Real Estate                                                 50.3                47.2               60.7
   Other Operations                                                     36.7                48.3               39.3
   Corporate (b)                                                        42.5                (4.7)              89.8
   Intersegment elimination (c)                                         (4.3)                  -                  -
                                                                    ---------           ---------          ---------

        Total consolidated revenues                                 $  552.3            $  237.7           $  369.6
                                                                    =========           =========          =========

Income (loss) from continuing operations
 before income taxes, minority expense
 of trust preferred securities and equity
 in income (losses) of associated
 companies:
   Network (c)                                                      $  (26.1)           $      -           $      -
   Vyvx (c)                                                              2.5                   -                  -
   Healthcare Services                                                  (2.3)                  -                  -
   Banking and Lending                                                   8.4                 1.9               (6.1)
   Manufacturing                                                         4.4                 3.1                7.8
   Domestic Real Estate                                                 18.1                16.3               29.4
   Other Operations                                                     (1.5)               11.7                8.2
   Corporate (b)                                                       (37.5)              (74.9)              32.8
                                                                    ---------           ---------          ---------
        Total consolidated income (loss) from
         continuing operations before income
         taxes, minority expense of trust
         preferred securities and equity in income
         (losses) of associated companies                           $  (34.0)           $  (41.9)          $   72.1
                                                                    ========            ========           ========

Identifiable assets employed:
   Network                                                          $1,628.8            $      -           $      -
   Vyvx                                                                115.5                   -                  -
   Healthcare Services                                                  54.6                   -                  -
   Banking and Lending                                                 252.4               481.5              595.7
   Manufacturing                                                        50.8                51.5               59.3
   Domestic Real Estate                                                165.0               106.8              176.4
   Other Operations                                                    253.4               193.7              171.2
   Investments in Associated Companies:
      WilTel                                                               -               340.6                  -
      Other Associated Companies                                       430.9               397.1              358.8
   Net Assets of Discontinued Operations                                   -                   -               44.0
   Corporate                                                         1,445.8               970.6            1,063.7
                                                                    ---------           ---------          ---------

        Total consolidated assets                                   $4,397.2            $2,541.8           $2,469.1
                                                                    =========           =========          =========


(a) Revenues for each segment include amounts for services rendered and products sold, as well as segment reported amounts classified as investment and other income and net securities gains (losses) on the Company's consolidated statements of operations.

(b) For 2003, includes a provision of $6,500,000 to write down investments in certain available for sale securities and an investment in a non-public security. For 2002, includes a provision of $37,100,000 to write down investments in certain available for sale securities and an equity investment in a non-public fund. The write down of the available for sale securities resulted from a decline in market value determined to be other than temporary.

(c) Eliminates intersegment revenues billed from Network to Vyvx. However, the intersegment revenues are included in the calculation to determine the income (loss) from continuing operations for each of Network and Vyvx.


At December 31, 2003, the Company and its consolidated subsidiaries had 5,269 full-time employees.

                               TELECOMMUNICATIONS

ACQUISITION
-----------

        In December 2002, the Company completed the acquisition of 44% of the outstanding common stock of WilTel for an aggregate purchase price of $333,500,000, including expenses. The WilTel stock was acquired by the Company under the chapter 11 restructuring plan of Williams Communications Group, Inc., the predecessor of WilTel. In October 2002, in a private transaction, the Company purchased 1,700,000 shares of WilTel common stock, on a when issued basis, for $20,400,000. Together, these transactions resulted in the Company acquiring 47.4% of the outstanding common stock of WilTel during 2002.

        In November 2003, the Company consummated an exchange offer and merger agreement pursuant to which all public WilTel stockholders received .6363 of a Leucadia common share for each share of WilTel common stock. Leucadia issued 16,734,690 of its common shares in exchange for all of the WilTel common stock that it didn't previously own. The merger agreement also provided that WilTel stockholders receive contingent sale rights which entitle WilTel stockholders to additional Leucadia common shares if the Company sells substantially all of WilTel's assets or outstanding shares of capital stock prior to October 15, 2004, or consummates such a sale at a later date if the sale agreement was entered into prior to August 21, 2004, and in either case the net proceeds exceed the valuation ascribed to WilTel's equity in the merger transaction. The 2003 acquisition was wholly unrelated to the initial acquisition in 2002; the Company's decision to acquire the remaining WilTel shares was based upon developments subsequent to the initial 2002 purchase.

        The aggregate purchase price for the 2003 acquisition was approximately $425,300,000, consisting of $422,800,000 of Leucadia common shares (based on a Leucadia stock price of $25.27 per share) and cash expenses of $2,500,000. The purchase price does not include any amounts related to the contingent sale rights, which would be accounted for as additional purchase price consideration if, and when, they result in the issuance of additional Leucadia common shares (up to an aggregate maximum of 16,500,000 additional Leucadia common shares). Following completion of the merger, the Company has consolidated the financial condition and results of operations of WilTel, and no longer accounts for its investment in WilTel under the equity method of accounting. In the aggregate, the Company invested $779,200,000 in cash and common shares issued to acquire 100% of WilTel during 2002 and 2003.

        Certain telecommunications terms used throughout this section are defined under "Telecommunications Glossary" below.

NETWORK
-------

Business Description

        Through its Network segment, WilTel owns or leases and operates a nationwide inter-city fiber-optic network. WilTel has also built a fiber-optic network within certain cities in the U.S and has the ability to connect to networks outside the U.S. Network provides Internet, data, voice, and video services to companies that use high-capacity and high-speed telecommunications in their businesses. Network sells its products to the wholesale carrier and enterprise market segments, and many of its most significant customers provide retail telecommunications services to consumers and businesses. Network's fastest growing and largest revenue component is its voice business.

         Network also offers rights of use in dark fiber, which is fiber that it installs but for which it does not provide communications transmission services. Purchasers of dark fiber rights install their own electrical and optical transmission equipment. Network also provides space and power to collocation customers at network centers and a variety of professional and managed services including network design and construction, network management and network monitoring or surveillance.

        WilTel's network includes ownership interests in or rights to use:

     - nearly 30,000 miles of fiber-optic cable in the U.S., of which 28,627 is currently in service;

     -    local fiber optic cable networks within 36 of the largest U.S. cities;

     -    118 network centers located in 107 U.S. cities;

     - fiber-optic cable connecting the U.S. and Mexico in California and Texas, and the U.S. and Canada in Washington, Michigan, and New York;

     - capacity on five major undersea cable systems connecting the continental U.S. with Europe, Asia, Australia, New Zealand, Guam and Hawaii; and

     - rights to use wavelengths in Europe connecting the UK, France, Germany, Belgium, the Netherlands, Norway, Denmark, Finland, and Sweden. These rights have been exercised and wavelengths are available but not currently in use.

Properties

        U.S INTER-CITY NETWORK

                                                                               Miles In        Average Number of
                       The WilTel Network             Route Miles             Operation        Fibers Per Cable
                       ------------------             -----------             ---------        ----------------
   Wholly owned fiber routes, built by WilTel            16,632                 16,021                  123
   Fiber routes jointly owned (1)                         1,258                  1,258                   12
   Fiber routes through dark fiber rights (2)            11,348                 11,348                   17
                                                         ------                 ------
   Total                                                 29,238                 28,627
                                                         ======                 ======

     (1) This category consists of Network's fiber rights in routes that have been jointly constructed by a limited liability company in which WilTel shares equal ownership and control with two other parties.

     (2) This category consists of rights in dark fiber and conduits that Network has obtained. Network has obtained approximately 11,348 route miles, all of which have had fiber-optic cable installed. Network manages the transmission equipment on the routes it acquired, and it typically pays for the maintenance of fiber-optic strands and rights of way.

        Network also leases capacity from both long-distance and local telecommunications carriers, including its competitors, in order to meet the needs of its customers. Leases of capacity are distinguished from rights in dark fiber in that capacity leases are for only a portion of the fiber capacity and the lessor supplies and operates the equipment to transmit over the fiber. Capacity leases are generally for terms of one month to five years, but can be longer. Network leases from third parties less than one percent of its U.S. network capacity currently in use. These leases are for areas where Network does not have its own network capacity, or such capacity is not currently sufficient to meet the expected demand.

        WilTel commenced construction of its network in 1997, began providing services in 1998 and had substantially completed construction in 2002. The domestic voice network grew to 20 switches as of December 31, 2003, including eighteen domestic switches and two gateway switches. The gateway switches offer foreign termination and inbound domestic termination to other carrier customers.

        Conduit and fiber-optic cable. The WilTel network contains multiple conduits along more than 90% of the routes it constructed. When constructing fiber-optic cable, the manufacturer places fiber-optic strands inside small plastic tubes, wraps bundles of these tubes with plastic, and strengthens them with metal. Network then places these bundles inside a conduit, which is high-density polyethylene hollow tubing one-and-one-half to two inches in diameter. The conduit is generally buried approximately 42 inches underground along pipeline or other rights of way corridors. Network also uses steel casing in high-risk areas, including railroad crossings and high-population areas, thereby providing greater protection for the cable. The first conduit generally contains a cable that has between 96 and 144 fibers, and the second conduit or, where constructed, a third conduit, serves as a spare. The spare conduits allow for future technology upgrades, potential conduit sales, and expansion of capacity. Network generally plans to retain from 8 to 24 fibers throughout the network for its own use, with the remainder made available for leases of dark fiber.

        Rights of way. The WilTel network was primarily constructed by digging trenches along rights of way, or rights to use the property of others, which Network obtained throughout the United States from various landowners. Generally, where feasible, Network used the rights of way of pipeline companies that WilTel believed provided greater physical protection of the fiber system and resulted in lower construction costs than systems built over more public rights of way. Almost all of its rights of way extend through at least 2018. Rights of way are generally for terms of at least 20 years, and most cover distances of less than one mile.

        LOCAL NETWORK

        As of December 31, 2003, Network was providing services on local networks in 36 U.S. cities. These cities are: Anaheim, CA; Atlanta, GA; Bakersfield, CA; Baltimore, MD; Boston, MA; Chicago, IL; Columbus, OH; Dallas, TX; Fresno, CA; Houston, TX; Jersey City, NJ; Kansas City, KS; Laredo, TX; Los Angeles, CA; McAllen, TX; Modesto, CA; Miami, FL; Milwaukee, WI; Minneapolis, MN; New York, NY; Newark, NJ; Oakland, CA; Philadelphia, PA; Phoenix, AZ; Portland, OR; Riverside, CA; Sacramento, CA; San Francisco, CA; San Jose, CA; Santa Clara, CA; Seattle, WA; Secaucus, NJ; St. Louis, MO; Tucson, AZ; Tulsa, OK; and Washington, D.C. WilTel also has rights to utilize 30,740 local dark fiber miles in the U.S. through a fiber lease agreement with AboveNet Communications, Inc. ("AboveNet", formerly Metromedia Fiber Network). In addition, WilTel has the right to lease an additional 54,324 of dark fiber miles anywhere that AboveNet may construct or currently owns dark fiber in the U.S. or Europe.

Products and Services

        Network's principal products and services are as follows:

        Packet-based data products. These services provide connections for Internet, data, voice, and video networks at variable capacities between two or more points. Specific packet-based data products include ATM, Frame Relay, Internet Protocol ("IP") transport and IP virtual private networks. These services are generally billed on a usage basis.

        Private line products. Network provides customers with fixed amounts of point-to-point capacity at a protected or unprotected service level; a protected service level provides customers with backup capacity should they decide to purchase that product. These services are billed as fixed monthly fees, regardless of usage.

        Voice services. Network provides wholesale origination, transport and termination, as well as calling card, directory assistance, operator assistance, toll-free services and international termination to more than 200 countries.

        Optical wave services. This service is a point-to-point service, which has no back-up or protection capacity, and which allows a customer the exclusive use of a portion of the transmission capacity of a fiber-optic strand rather than the entire fiber strand. A purchaser of optical wave services installs its own electrical interface, switching and routing equipment.

        Backhaul services. Network has interconnected international cable landing stations on the West and East Coasts with fiber optic rings capable of terminating cable traffic at specified Network centers. These services are made available to customers that have access to their own undersea cables and require domestic interconnection services only.

Customers

        Network offers services to both carrier and enterprise markets, and its customers currently include Regional Bell Operating Companies, cable television companies, Internet service providers, application service providers, data storage service providers, managed network service providers, digital subscriber line service providers, long distance carriers, local service providers, utilities, governmental entities, educational institutions, international carriers and other communications services providers who desire high-capacity and high-speed products on a carrier services basis.

        SBC Communications Inc. ("SBC"), a major communications provider in the U.S., is WilTel's largest customer. Sales to SBC accounted for 65% of 2003 Network revenues included in the Company's consolidated statement of operations. WilTel has entered into preferred provider agreements with SBC that extend until 2019, although the agreements may be terminated prior to then by either party under certain circumstances. The agreements provide that:

     o WilTel is SBC's preferred provider for domestic voice and data long distance services and select international wholesale services, requiring that SBC seek to obtain these services from WilTel before it obtains them from any other provider; and

     o SBC is WilTel's preferred provider for select local exchange and various other services, including platform services supporting its switched voice services network, requiring that WilTel seek to obtain these services from SBC before it obtains them from any other provider.

      For the services each party must seek to obtain from the other, the prices, determined separately for each product or service, generally will be equal to the lesser of the cost of the product or service plus a specified rate of return, the prices charged to other customers, the current market rate or, in some circumstances, a specific rate. If either party can secure lower prices for comparable services that the other party will not match, then that party is free to utilize the lowest cost provider. WilTel and SBC have agreed to use a fixed price for voice transport services (the substantial majority of WilTel's SBC generated revenue) through January 2005. Although it is difficult to identify a precise market price since the products and services provided to each customer are customized to meet the needs of each customer, the Company believes that the fixed price being charged to SBC is representative of the current market price for voice transport services.

        The methodologies that WilTel uses to determine the current market price and the cost of the product or service upon which a specified rate of return applies are complex and subject to different interpretations. If SBC and WilTel are unable to agree on the methods used, the agreements with SBC provide that any disputes be resolved through binding arbitration. If SBC were to successfully challenge WilTel's pricing methodology in an arbitration proceeding, resulting in a significant reduction in the voice transport price, WilTel may not be able to continue to provide services to SBC. The Company is unable to predict the ultimate outcome of future price discussions with SBC.

        SBC has the right to terminate the agreements if WilTel begins to offer certain services that are competitive with SBC's services, if WilTel materially breaches its agreements or WilTel has a change in control without SBC's consent (excluding the acquisition by the Company). WilTel has the right to terminate the agreements if SBC materially breaches its agreements or SBC has a change in control without WilTel's consent. In the event of a termination by either party due to these actions, the terminating party has the right to receive transition costs from the other party, not to exceed $200,000,000.

        Either party may terminate a particular provider agreement if the action or failure to act of any regulatory authority materially frustrates or hinders the purpose of that agreement. There is no monetary remedy for such a termination.

Sales and Marketing

        Network's sales and marketing organizations target customers that require high volumes of bandwidth to operate their businesses. The successful acquisition of a new customer requires a high degree of technical knowledge about both the product being sold and the customer's operation, in particular since most of Network's products need to be specifically configured to meet the unique needs of each customer.

        Network has a centralized marketing organization that has established a segment-wide approach to marketing and product management. The marketing organization is responsible for advanced market planning and segmentation, product planning and development, product marketing, advertising, lifecycle management, product economics, pricing and competitive analysis.

Competition

        The telecommunications industry is highly competitive. Some of Network's competitors may have financial, personnel and other resources significantly greater than those of Network. In the market for carrier services, Network competes primarily with AT&T, MCI, Sprint, Qwest, Level 3, Global Crossing, 360 Networks and Broadwing. Many of these competitors have revenues and customer bases far larger than those of Network. Network also competes with numerous other service providers that focus either on a specific product or set of products or within a geographic region. Network competes primarily on the basis of price, network reliability, customer service and support. Network's services within local markets in the U.S. face additional competitors, including the traditional regional telephone companies and other local telephone companies.

        The telecommunications industry has experienced a great deal of instability during the past several years. During the 1990s, forecasts of very high levels of future demand brought a significant number of new entrants and new capital investments into the industry. However, many industry participants have gone through bankruptcy, those forecasts have not materialized, telecommunications capacity now far exceeds actual demand and the resulting marketplace is characterized by fierce price competition as competitors seek to secure market share. Resulting lower prices have eroded margins and have kept many in the industry from attaining positive cash flow from operations. The Company does not know if and when the current pricing environment will improve or achieve stability.

VYVX
----
Business Description

        Vyvx transmits audio and video programming for its customers over Network's fiber-optic network and via satellite. It uses Network's fiber-optic network to carry many live traditional broadcast and cable television events from the site of the event to the network control centers of the broadcasters of the event. These events include live sporting events of the major professional sports leagues, including the last fifteen Super Bowls. For live events where the location is not known in advance, such as breaking news stories in remote locations, Vyvx provides an integrated satellite and fiber-optic network based service to transmit the content to its customers. Most of Vyvx's customers for these services contract for the service on an event-by-event basis; however, Vyvx has some customers who have purchased a dedicated point-to-point service which enables these customers to transmit programming at any time they wish.

        Vyvx also distributes advertising spots and syndicated programming to radio and television stations throughout the U.S., both electronically and in physical form. Customers for these services can utilize a network-based method for aggregating, managing, storing and distributing content for content owners and rights holders.

Products and Services

        Vyvx's primary products and services are as follows:

          Fiber Optic and Satellite Video Transport Services. Vyvx offers various products to provide audio and video feeds over fiber or satellite for broadcast and production customers. These products vary in capacity provided, frequency of use (i.e., may be provided on an occasional or dedicated basis) and price. In 2004, Super Bowl XXXVIII was the first live broadcast event ever carried using Vyvx's new high definition (HD) transport product.

          Advertising Distribution Services. These services include:

               Audio Distribution. Vyvx sends radio spots to stations via electronic and physical distribution. Spots are distributed to over 10,000 stations in North America via the Internet using no proprietary hardware.

               Video Distribution. Vyvx has the capability to electronically and physically deliver television spots to more than 1,130 television stations across the United States as well as broadcasters and cable networks.

               Storage. Vyvx offers secure storage of media components in Vyvx's climate-controlled storage facilities located in Burbank, Chicago and New York City.

Customers

        Vyvx sells to media content service providers and businesses that use media content as a component of their business. It does not compete with its media customers for retail end-users. It has approximately 2,000 customers, including major broadcast and cable television networks, news services, professional and collegiate sports organizations, advertising agencies and their advertisers, television companies and movie production companies. Approximately 67% of 2003 Vyvx revenue included in the Company's consolidated statement of operations was derived from its top 10 customers. Fox Entertainment Group, Inc. and its parent company The News Corporation Limited, through their various news, sports and entertainment businesses, accounted for approximately 21% of Vyvx's revenues.

Sales and Marketing

        Vyvx has sales personnel located in ten states throughout the U.S. to provide service to its domestic and international customers. The largest sales office is in New York City, where many of Vyvx's largest customers are based.

Competition

        The Company believes that no single competitor currently exists that offers all of the services being offered by Vyvx. Vyvx encounters smaller competitors in the market place, each of which historically has offered only one or two of Vyvx products.

TELECOMMUNICATIONS GLOSSARY
---------------------------

ACCESS - a long distance carriers' use of local exchange facilities to originate or terminate long distance traffic.

ASYNCHRONOUS TRANSFER MODE (ATM) - a high-speed multiplexing and switching technique that uses fixed cell sizes of 53 bytes each to transport voice, data and video traffic.

BANDWIDTH - the width of or measure of capacity of a communications channel; analog channel capacity is measured in hertz and digital channel capacity is measured in bits per second.

CAPACITY - the information carrying ability of a telecommunications facility. The facility determines what measure is appropriate. For example, a private line's capacity could be measured in bits per second. A switch's capacity could be measured in the maximum number of calls per hour.

CARRIER - a provider of communications transmission services.

CARRIER CLASS CUSTOMER - a customer who has significant bandwidth capacity requirements that would rival the capacity requirements of a wholesale carrier.

DARK FIBER - installed fiber optic cable which is not connected to transmission equipment and so is not capable of carrying transmission services.

FIBER-OPTIC CABLE - a transmission medium consisting of a core of glass or plastic which is surrounded by a protective cladding, strengthening material and an outer jacket. Signals are transmitted as light pulses, introduced into the fiber by a light transmitter (a light emitting diode or a laser). Low data loss, high-speed transmission, large bandwidth, small physical size, light weight and freedom from electromagnetic interference and grounding problems are some of the advantages offered by fiber-optic cable.

FRAME RELAY - access method for interconnecting local area networks to end points in a wide area network; data is placed in frames of varying size, and the technology allows for faster transmission via efficient error correction.

GATEWAY SWITCH - a switch that allows signals to cross from one network to another.

INTERNET PROTOCAL (IP) - the communications standard used for delivering individual data packets to their destinations by tracking the Internet addresses of the sender and receiver.

LOCAL AREA NETWORK (LAN) - a data communications network that links together computers and peripherals to serve users within a confined area.

MULTIPLEXING - consolidation of multiple signals into a single, complex signal that is transmitted to a receiver; the receiver decomposes the complex signal into its constituent elements.

NETWORK CENTER - an environmentally controlled secure location containing equipment and staff, and space and power for collocation customers, where various network management and control functions are conducted.

OPTICAL WAVE - see "Wavelengths" below.

SWITCH - mechanical or electronic device for making, breaking or changing the directional flow of electrical or optical signals.

TRANSMISSION - sending electrical signals that carry information over a line to a destination.

VIRTUAL PRIVATE NETWORK (VPN) - private, secure switched voice or data network between two or more sites that allows them to contact each other as if they were connected with dedicated or private line facilities but over public segments.

WAVELENGTHS - a portion of the transmission capacity of a fiber-optic cable rather than the entire fiber cable. A purchaser of optical wave or wavelength installs its own electrical interface, switching and routing equipment.


GOVERNMENT REGULATION
---------------------

Overview

           WilTel is subject to significant federal, state, local and foreign laws, regulations and orders that affect the rates, terms and conditions of certain of its service offerings, its costs and other aspects of its operations. Regulation of the telecommunications industry varies from state to state and from country to country, and it changes regularly in response to technological developments, competition, government policies and judicial proceedings. Some of these changes and potential changes are discussed below. The Company cannot predict the impact, nor give any assurances about the materiality of any potential impact, that such changes may have on its business or results of operations, nor can it guarantee that domestic or international regulatory authorities will not raise material issues regarding its compliance with applicable laws and regulations.

        The Federal Communications Commission ("FCC") has jurisdiction over WilTel's facilities and services to the extent those facilities are used in the provision of interstate telecommunications services (services that originate and terminate in different states) or international telecommunications services. State regulatory commissions generally have jurisdiction over facilities and services to the extent the facilities are used in intrastate telecommunications services. Foreign laws and regulations apply to telecommunications that originate or terminate in a foreign country. Generally, the FCC and state commissions do not regulate Internet, video conferencing or certain data services, although the underlying telecommunications services components of such offerings may be regulated in some instances.

        WilTel's operations also are subject to a variety of environmental, building, safety, health and other governmental laws and regulations.

Federal Regulation

        The Communications Act of 1934. The Communications Act of 1934, as amended (the "Communications Act") grants the FCC authority to regulate interstate and foreign communications by wire or radio. The Telecommunications Act of 1996 (the "1996 Act") establishes a framework for fostering competition in the provision of local and long distance telecommunications services. WilTel is regulated by the FCC as a non-dominant carrier and, therefore, is subject to less comprehensive regulation than dominant carriers under the Communications Act. WilTel is subject to certain provisions of Title II of the Communications Act applicable to all common carriers that require WilTel to offer service upon reasonable request and pursuant to just and reasonable charges and practice, and prohibit WilTel from unjustly or unreasonably discriminating in its charges or practices. The FCC has authority to impose more stringent regulatory requirements on non-dominant carriers. The FCC reviews its rules and regulations from time to time, and WilTel may be subject to those new or changed rules.

        WilTel has obtained authority from the FCC to provide international services between the U.S. and foreign countries, and has registered with the FCC as a provider of domestic interstate long distance services. WilTel believes that it is in material compliance with applicable federal laws and regulations, but cannot guarantee that the FCC or third parties will not raise issues regarding its compliance with applicable laws or regulations.

        Long Distance Regulation. Regulation of other carriers in the communications industry also may affect WilTel. For example, Section 271 of the Communications Act had prohibited Regional Bell Operating Companies ("RBOCs") and their respective affiliates from providing long distance services between so-called Local Access and Transport Areas ("LATAs") in their region, and between their region and other states, until they have demonstrated to the FCC, on a state-by-state basis, that they have satisfied certain procedural and substantive requirements set forth in the 1996 Act. As of now, the FCC has granted Section 271 authority to all RBOCs in each of their in-region states.

        In a state where a RBOC has received authority to provide long distance telecommunications service, Section 272 of the Communications Act requires the RBOC to maintain a separate affiliate and to comply with certain structural and operational safeguards for its long distance operations, all of which impose on RBOCs significant costs related to maintaining separate equipment, employees and processes. This separate affiliate requirement expires on a state-by-state basis three years after the RBOC first obtained approval to provide long distance service in a given state, unless the FCC extends the three-year period. If a RBOC chooses to provide long distance telecommunications services without a separate affiliate in a state where the separate affiliate requirement has expired, the RBOC currently is subject to heightened regulation of its rates for long distance services. The FCC is considering several options for strengthening or weakening regulation governing the RBOCs provision of long distance telecommunications services without a separate affiliate, as well as a proposal to eliminate portions of the Section 272 requirements.

        The Section 272 separate subsidiary requirement for two of WilTel's largest customers, Verizon in New York and SBC in Texas, Oklahoma and Kansas, has expired and has not been extended by the FCC. WilTel does not expect the FCC to extend the requirement in any other states as the 3-year period elapses in such states. While the RBOCs' entry into the long distance market could provide opportunities for WilTel to sell dark fiber or lease high-volume long distance capacity to the RBOCs, it could also allow the RBOCs to provide the same services that WilTel currently provides, services which RBOCs currently purchase from WilTel. Increased competition from the RBOCs could have an adverse effect on WilTel's business, as the RBOCs will be able to market integrated local and long distance services and may enjoy significant competitive advantages. Because RBOCs account for more than 50% of WilTel's Network revenues, changes in a RBOC's ability to offer long distance services could pose risks to WilTel's business in the future, although the impact of any such change cannot be determined at this time.

        Local Service Regulation. In addition to overseeing the entry of the RBOCs into the long distance market, the FCC was required, pursuant to the 1996 Act, to establish national rules implementing the local competition provisions of the 1996 Act. More specifically, the 1996 Act imposed duties on all local exchange carriers, including incumbent local exchange carriers ("ILECs") and new entrants (sometimes referred to as competitive local exchange carriers, or "CLECs") to provide network interconnection, reciprocal compensation, resale, number portability and access to rights-of-way. Where WilTel provides local telecommunications services, it must comply with these statutory obligations and the FCC's implementing rules.

        On March 2, 2004, the U.S. Court of Appeals for the District of Columbia Circuit struck down an FCC rule that required regional telephone companies to open their networks to competitors at reasonable rates. Although a majority of the Commissioners has announced an intention to seek an appeal of this ruling, should the ruling be upheld, competing telephone companies could incur higher costs to lease parts of local networks or have to invest in their own equipment to be able to offer local phone service. This could result in increased costs to WilTel and certain of its customers. The impact of this ruling, possible appeal and ultimate effect on WilTel's business or operations cannot currently be determined.

        Access Regulation. Federal regulation affects the cost and thus the demand for long distance services through regulation of interstate access charges, which are the local telephone companies' charges for use of their exchange facilities in originating or terminating interstate transmissions. The FCC regulates the interstate access rates charged to long distance carriers by ILECs and CLECs for the local origination and termination of interstate long distance traffic. Those access rates make up a significant portion of the cost of providing long distance traffic. Since the 1996 Act, the FCC has restructured the access charge system, resulting in significant downward changes in access charge rate levels.

        On May 31, 2000, the FCC adopted a proposal submitted by a coalition of long distance companies and RBOCs, referred to as "CALLS," pursuant to which ILEC access rates must be decreased in stages over five years. On September 10, 2001, the United States Court of Appeals for the Fifth Circuit upheld most of the FCC's CALLS order, but remanded for further consideration portions of the order that created a new universal service fund and that set a factor applied annually to reduce access rates at a certain pace. WilTel cannot determine at this time the outcome or likely effect, if any, of that remand proceeding on its business or operations.

        On April 27, 2001, the FCC issued a ruling regarding the interstate access charges levied by CLECs on long distance carriers. Effective June 20, 2001, CLEC access charges were required to be reduced over a three-year period to the level charged by ILECs in the competing area. The FCC-ordered reduction in CLEC access charge rates has resulted in a substantial reduction in the per-minute rate CLECs charge WilTel for interstate access services.

        On April 19, 2001, the FCC adopted a Notice of Proposed Rulemaking seeking to unify its inter-carrier compensation rules. The FCC proposal seeks to address disparities in rates for access charges and reciprocal compensation (the rates that carriers pay each other for completing calls exchanged between them). The FCC's proposal seeks comments on a transition to a "bill and keep" system pursuant to which carriers would not exchange cash compensation, but would provide call completion services free of charge. Adoption by the FCC of a unified inter-carrier compensation regime that adopts a "bill and keep" regime or that otherwise reduces the rates that carriers may charge for access charges could significantly reduce WilTel's inter-carrier compensation costs and revenues. An inter-carrier group of telecommunications companies is seeking to develop an industry consensus to present to the FCC, on which the FCC would then invite additional comments. WilTel is unable to determine at this time the outcome of the FCC proceeding and the industry effort or the resulting impact, if any, on WilTel's business.

        Voice-over-IP. In a 1998 report to Congress, the FCC suggested, but did not conclude, that telephone calls using IP could be considered telecommunications services. The FCC has also been asked to consider the regulatory implications of such "voice-over-IP" technology. Certain ILECs have asked the FCC to rule that certain transmission services, such as calls made over the Internet, are subject to regulation as telecommunications services including the assessment of interstate switched access charges and universal service fund assessments. On February 5, 2003, pulver.com filed a petition for declaratory ruling that a service offering that uses IP voice communications is neither telecommunications nor a telecommunications service. On February 19, 2004, the FCC held that the specific "IP-to-IP" service offered by pulver.com is an interstate information service and is neither telecommunications nor a telecommunications service.

        Several other voice-over-IP petitions have also been filed. On October 18, 2002, AT&T filed a petition for declaratory ruling that phone-to-phone IP telephone service is an enhanced service carried over the same common Internet backbone facilities as other public Internet traffic, that as such it is a local service exempt from access charges, and that all other phone-to-phone IP and voice-over-IP telephony services are exempt from access charges applicable to circuit-switched interexchange calls unless the FCC prospectively rules otherwise. The FCC may rule on the AT&T petition during the second quarter of 2004. In September 2003, Vonage Holdings Corporation asked the FCC to preempt the Minnesota Public Utility Commission from regulating Vonage's services as a telecommunications service subject to full state regulation. During 2004, both Level 3 Communications and SBC filed petitions seeking FCC rulings on the regulatory framework for voice-over-IP related offerings. Decisions on the Level 3 and SBC petitions are expected towards the beginning of 2005. As carriers and their customers migrate to IP and packet-based technologies, the outcome of such proceedings is likely to affect carrier-carrier and carrier-customer relationships. WilTel is unable to determine at this time the outcome of any of these proceedings or the impact, if any, they could have on its business.

        Universal Service. Pursuant to the 1996 Act, in 1997 the FCC established a significantly expanded universal service regime to subsidize the cost of telecommunications services to high-cost areas, to low-income customers, and to qualifying schools, libraries and rural healthcare providers. Providers of interstate and international telecommunications services, and certain other entities, must pay for these programs by contributing to a Universal Service Fund (the "Fund"). The rules concerning which services are considered when determining how much an entity is obligated to contribute to the Fund are complex; however many of the services sold by WilTel are included in the calculation. Current rules require contributors to make quarterly and annual filings reporting their revenues, and the Universal Service Administrative Company issues monthly bills for the required contribution amounts, based on a quarterly contribution factor approved by the FCC. The FCC announced assessments for the first quarter of 2004 of 8.7% have been reduced from 9.2% in the fourth quarter of 2003. The contribution factor may be higher in future quarters. A portion of WilTel's gross revenues from the provision of interstate and international services are subject to these assessments. For the year ended December 31, 2003, WilTel was assessed approximately $7,100,000 by the Fund.

        On December 13, 2002, the FCC issued revised universal service rules and proposed further changes to the universal service contribution methodology. These rules, which became effective January 29, 2003 and likely will be the subject of further reconsideration and appellate proceedings, will apply on an interim basis while the FCC considers additional changes. One such interim rule requires that, beginning April 1, 2003, contributions be based on contributors' projected collected end-user telecommunications revenues, rather than on historical gross-billed revenues. Contributors will be required to report both historical gross-billed revenues from the prior quarter, and projected gross-billed and collected end-user interstate and international telecommunications revenues for the upcoming quarter. The FCC will continue to set a quarterly contribution factor. The FCC is considering other changes to the methodology that could result in WilTel paying a larger percentage of its revenues to the Fund.

        WilTel and other contributors to the federal universal service fund may recover their contributions in any manner that is equitable and nondiscriminatory, but may not mark up their federal universal service recovery above the amount of the contribution factor. Carriers may recover their contribution costs through their end-user rates, or through a line item (stated as a flat amount or percentage), provided that the line item does not exceed the total amount associated with the contribution factor. The recovery rules are the subject of a petition for reconsideration pending before the FCC. The rules also allow contributors to renegotiate contract terms that prohibit the pass-through of universal service recovery charges. Unrecovered assessments will increase WilTel's costs.

        Detariffing. In November 1996, the FCC ordered non-dominant long distance carriers to cease filing tariffs for domestic, long distance services. In March 2001, the FCC imposed similar detariffing requirements with respect to international services provided by non-dominant carriers such as WilTel. Tariffing is a traditional requirement of telephone companies whereby such companies publicly submit at state and federal regulatory agencies all terms, conditions, pricing and available services governing the sale of all regulated services to the public. The FCC has adopted further rules that require long distance carriers to make specific public disclosures on Internet web sites of their rates, terms and conditions for domestic interstate and international services. The FCC's detariffing actions may significantly affect the ability of non-dominant, interstate and international service providers such as WilTel to rely on filed rates, terms and conditions as a means of providing notice to customers of prices, terms and conditions under which they offer their domestic, interstate and international services; such carriers instead will have to rely on individually negotiated agreements with end users. Detariffing could result in additional costs to the extent WilTel is unable to rely on posted terms and conditions.

        In 2001, a coalition of consumer-protection advocates and state regulatory commissions filed a petition for expedited rulemaking with the FCC, asking the FCC to require non-dominant interexchange carriers to give at least 30 days advance written notice to their presubscribed customers of any material change to the rates, terms or conditions of a carrier-customer agreement. The coalition argues that since detariffing took effect, customer agreements generally offered by large long-distance carriers reserve for the carriers the right to unilaterally change rates, terms and conditions at any time, thereby preventing consumers from making informed decisions regarding the terms under which they acquire service from carriers. To date, the FCC has not instituted such a proceeding. If adopted, such requirements could constrain the ability of WilTel to modify its rates, terms and conditions in response to competitive market pressures.

        Broadband Regulation. The FCC to date has treated Internet service providers as enhanced service providers rather than common carriers. As such, Internet service providers generally have been exempt from various federal and state regulations, including the obligation to pay access charges and contribute directly to universal service funds. On December 20, 2001, the FCC issued a Notice of Proposed Rulemaking seeking comment on whether ILEC broadband offerings are telecommunications services subject to Title II jurisdiction or, as the FCC already has concluded with respect to cable modem service, information services subject only to Title I jurisdiction. In 2003, the United States Court of Appeals for the Ninth Circuit partially vacated the FCC's determination that cable modem service is subject only to Title I jurisdiction, holding that companies providing cable modem services also offer a telecommunications service component that is subject to Title II regulation. The FCC has sought rehearing of that decision. In a separate Notice of Proposed Rulemaking released February 15, 2002, the FCC sought comment on issues related to broadband access to the Internet over domestic wireline facilities, including whether facilities-based broadband Internet access providers should be required to contribute to support universal service. The FCC has not addressed either of these Notices of Proposed Rulemaking and WilTel cannot determine the impact of the Ninth Circuit decision on these proceedings.

State Regulation

        The Communications Act severely restricts state and local governments from enforcing any law, rule or legal requirement that prohibits or has the effect of prohibiting any person from providing any interstate or intrastate telecommunications service. However, states retain substantial jurisdiction over intrastate matters, and generally have adopted regulations intended to protect public safety and welfare, ensure the continued quality of communications services, and safeguard the rights of consumers. Some states impose assessments for state universal service programs and for other purposes. To the extent that WilTel provides intrastate telecommunications services, WilTel is subject to various state laws and regulations.

        Most state public utility and public service commissions require some form of certificate of authority or registration before offering or providing intrastate services, including competitive local telecommunications services. Currently, WilTel or its subsidiary, WilTel Local Network, LLC, hold authorizations to provide such services, at least to some extent, in all 50 states and the District of Columbia.

        In most states, in addition to the requirement to obtain a certificate of authority, WilTel must request and obtain prior regulatory approval of price lists or tariffs containing rates, terms and conditions for its regulated intrastate services. WilTel is required to update or amend these tariffs when it adjusts its rates or adds new products. WilTel believes that most states do not regulate its provision of dark fiber. If a state did regulate its provision of dark fiber, WilTel could be required to provide dark fiber in that state pursuant to tariffs and at regulated rates.

        WilTel is also subject to various reporting and record-keeping requirements in states in which it is authorized to provide intrastate services. Many states also require prior approval for transfers of control of certified providers, corporate reorganizations, acquisitions of telecommunications operations, assignment of carrier assets, carrier stock offerings and undertaking of significant debt obligations. States generally retain the right to sanction a service provider or to condition, modify or revoke certification if a service provider violates applicable laws or regulations. Fines and other penalties also may be imposed for such violations. While WilTel believes that it is substantially in compliance with applicable state laws and regulations that are material to its operations, it cannot guarantee that state regulatory authorities or third parties will not raise issues with regard to its compliance.

        State regulatory commissions generally regulate the rates that ILECs charge for intrastate services, including intrastate access services paid by providers of intrastate long distance services. WilTel's intrastate services compete against the regulated rates of these carriers and also utilize certain ILEC services. State regulatory commissions also regulate the rates ILECs charge for interconnection of network elements with, and resale of, services by competitors. State commissions have initiated proceedings that could have the potential to affect the rates, terms and conditions of intrastate services. WilTel, through WilTel Local Network, LLC, has entered into or is in the process of entering into interconnection agreements with various ILECs and the rates, terms and conditions contained in such agreements will be affected by such state proceedings.

Local Regulation

        Some jurisdictions require WilTel to obtain street use and construction permits and licenses and/or franchises before installing or expanding its fiber-optic network using municipal rights-of-way. Termination of, or failure by WilTel to renew, its existing franchise or license agreements could have a material adverse effect on its operations. In some municipalities where WilTel has installed or may construct facilities, it is required to pay license or franchise fees based on a percentage of gross revenue, a flat annual fee or a per linear foot basis. WilTel cannot guarantee that fees will remain at their current levels following the expiration of existing franchises. In addition, WilTel could be at a competitive disadvantage if its competitors do not pay the same level of fees as it does. The Communications Act requires municipalities to manage public rights of way in a competitively neutral and non-discriminatory manner and prohibits the imposition of right-of-way fees as a means of raising revenue. A considerable amount of litigation has challenged right-of-way fees on the grounds that such fees violate the Communications Act. The outcome of such litigation may affect WilTel's costs of operations.

Other U.S. Regulation

        WilTel's operations are subject to a variety of federal, state and local environmental, safety and health laws and governmental regulations. These laws and regulations govern matters such as the generation, storage, handling, use and transportation of hazardous materials, the emission and discharge of hazardous materials into the atmosphere, the emission of electromagnetic radiation, the protection of wetlands, historic sites and endangered species, and the health and safety of employees. WilTel also may be subject to environmental laws requiring the investigation and cleanup of contamination at sites it owns or operates or at third-party waste disposal sites. Such laws often impose liability even if the owner or operator did not know of, or was not responsible for, the contamination.

        WilTel owns or operates numerous sites in connection with its operations. WilTel monitors compliance with environmental, safety and health laws and regulations and believes it is in material compliance; however, it cannot give assurances that it has been or will be in complete compliance with these laws and regulations. WilTel may be subject to fines or other sanctions imposed by governmental authorities if it fails to obtain certain permits or violates their respective laws and regulations.

        WilTel has ownership interests in and utilizes certain submarine cable systems for the provision of telecommunications services. WilTel, through its joint ownership interests, is subject to certain state and federal laws and regulations governing the construction, maintenance and use of such facilities. Such laws and regulations may include corridor restrictions, exclusionary zones, undersea cable fees or right-of-way use fees for submerged lands. Increased regulation of cable assets or assessments may affect the cost and ultimately the demand for services provided over such facilities.

Foreign Regulation

        The provision of telecommunications services in foreign countries is also regulated and varies from country to country. Telecommunications carriers are generally required to obtain permits, licenses or authorizations to initiate or terminate communications in a country. Many regulatory systems have only recently faced the issues raised by competition and are still in the process of development. Although the services WilTel currently provides outside the U.S. are not currently material, if WilTel expands its foreign operations it will be subject to substantial regulatory requirements. Foreign telecommunications laws and regulations are changing and WilTel cannot determine at this time the impact, if any, that such future regulatory, judicial or legislative activities may have on its business or operations.

        International switched long distance traffic between two countries historically is exchanged under correspondent agreements between carriers, each owning network transmission facilities in their respective countries. Correspondent agreements generally provide for, among other things, the termination of switched traffic in, and the return of switched traffic to, the carriers' respective countries at a negotiated accounting rate. Settlement costs, typically one-half of the accounting rate, are reciprocal fees owed by one international carrier to another for transporting traffic on its facilities and terminating that traffic in the other country. The FCC and regulators in foreign countries may regulate agreements and settlements between U.S. and foreign carriers.

        In October 2002, the FCC issued a Notice of Proposed Rulemaking to consider further reforms to its International Settlement Policy, International Simple Resale policy and benchmark policy, based on increased participation and competition in the U.S.-international market, decreased settlement and end-user rates and increased liberalization and privatization in foreign markets. The outcome of this proceeding could result in lower rates for some international services and increased demand for these services by some of WilTel's customers, with a resulting increased demand for capacity on WilTel's U.S. facilities, including its domestic network.

                               HEALTHCARE SERVICES

Business Description

        In September 2003, the Company acquired Symphony for approximately $36,700,000, including expenses. Established in 1994, Symphony provides post-acute healthcare services, offering an extensive package of services to owners and operators of health care facilities. Symphony provides contract therapy, long-term care consulting and temporary staffing to skilled nursing facilities, hospitals, sub-acute care centers, assisted living facilities, schools and other healthcare providers. Symphony currently operates in 40 states, providing services at approximately 2,000 locations through its employee workforce of approximately 4,900 part-time and full time skilled healthcare professionals. The businesses owned by Symphony operate under the names RehabWorks, Symphony Respiratory Services, NurseWorks and Polaris Group.

        The principal services offered by Symphony are described below.

          o Contract Therapy Services - Physical therapy, occupational therapy, speech pathology and respiratory therapy services provided to various health care providers and schools. Services include compliance and clinical training, recruitment, orientation and staffing, management information and reimbursement expertise.

          o Healthcare Staffing Services - Placement of temporary healthcare professionals in hospitals and skilled nursing facilities generally ranging from one day to 13-week assignments.

          o Consulting Services - These services assist healthcare providers in managing Medicare reimbursement to ensure that systems and procedures are in place to manage costs and cash flow.

        When determining how to meet their rehabilitation therapy and healthcare staffing needs, healthcare providers are faced with an "in-source" or "outsource" decision, to either manage the rehabilitation therapy unit in-house or contract the service to an outside vendor. As healthcare expenditures in the U.S. have continued to increase, healthcare providers have experienced increased cost reduction pressures as a result of managed care and the implementation of prospective payment systems and other changes in Medicare reimbursement. Prior to the implementation of the prospective payment system, healthcare providers were reimbursed for all costs including overhead. Under the current reimbursement system, reimbursement is based upon fixed fee schedules. Symphony's services give its customers increased flexibility in managing staffing levels and enables them to reduce their overall costs by converting a fixed cost into a variable cost. Contract therapy is available on a full-time, part-time and on-call basis, and can be customized at each location according to the particular needs of a facility or patient. Contract therapy services also include full therapy program management with a full-time program manager who is also a therapist and two to four professionals trained in physical and occupational therapy or speech/language pathology. Symphony generally bills its customers either on the basis of a negotiated patient per diem rate or a negotiated fee schedule based on the type of service rendered. Symphony is also the largest provider of therapy services to the Department of Education of New York City.

        Symphony's revenues and growth are affected by trends and developments in healthcare spending, which has been increasing at an accelerated rate over the past five years. Demographic considerations also affect the amount spent on healthcare. Due to the increasing life expectancy of Americans, the number of people aged 65 years or older has been growing and is expected to increase in the future. These trends, combined with the need for healthcare providers to find more cost effective means to deliver their services, may encourage healthcare providers to use the services that Symphony offers.

Competition

        The contract therapy and healthcare staffing services businesses compete in national, regional and local markets with full-service staffing companies and with specialized staffing agencies. The program management services business competes with companies that may offer one or more of the same services and with hospitals and skilled nursing facilities that do not choose to outsource their acute rehabilitation and skilled nursing units, outpatient therapy programs and contract therapy programs. The managed inpatient units and outpatient programs are in highly competitive markets and compete for patients with other hospitals and skilled nursing facilities.

        There is a significant shortage of skilled healthcare professionals who provide Symphony's services, and Symphony's revenues are significantly dependent on its ability to attract, develop and retain qualified nurses, therapists and other healthcare personnel who possess the skills, experience and, as required, licensure necessary to meet the specified requirements of customers. Symphony competes for healthcare staffing personnel, including nurses and therapists, with other healthcare companies, as well as actual and potential customers, some of whom seek to fill positions with either regular or temporary employees.

Government Regulation

        Healthcare providers are subject to a complex array of federal, state and local regulations which include but are not limited to Medicare and Medicaid regulations, licensure regulations, fraud and abuse regulations, as well as regulations regarding the confidentiality and security of health-related information. If Symphony fails to comply with these laws it can result in civil penalties, criminal penalties and/or exclusion from participation with programs such as Medicare and Medicaid. Failure of Symphony's customers to meet regulatory requirements could have an adverse impact on its business.

        Symphony's customers are subject to state licensure and Medicare certification requirements with respect to their facilities and healthcare professionals. Symphony is also subject to these requirements when it is the direct provider of the service. Systems are in place to assure that these requirements are met before Symphony's healthcare professionals treat patients.

        In most instances, customers participate in the Medicare and Medicaid programs as do certain of Symphony's outpatient therapy facilities. As such, they are subject to Medicare and Medicaid's regulations regarding quality of care, qualifications of personnel, adequacy of physical plant, as well as billing and payment regulations. These regulations are written, published and administered by the Centers for Medicare and Medicaid Services and are monitored for compliance.

        Various federal and state laws prohibit the knowing and willful submission of false claims or fraudulent claims to obtain payment from Medicare, Medicaid or other government programs. The federal anti-kickback statute also prohibits individuals and entities from knowingly and willfully paying, offering, receiving or soliciting money or anything else of value in order to induce the referral of patients or to induce a person to purchase, lease, order, arrange for or recommend services or goods covered by Medicare, Medicaid or other government healthcare programs.

        The Balanced Budget Act of 1997 mandated the phase-in of a prospective payment system for skilled nursing facilities and units based on resource utilization group classifications. The Act also affected Medicare reimbursement for outpatient rehabilitation services. All of the skilled nursing units to which we provide management services are now fully phased in under the resource utilization group system for skilled nursing facilities. Under the prospective payment system, reimbursement for services is based on the lesser of the provider's actual charge for such services or the applicable Medicare physician fee schedule amount established by the Centers for Medicare and Medicaid Services. This reimbursement system applies regardless of whether the therapy services are furnished in a hospital outpatient department, a skilled nursing facility, a physician's office, or the office of a therapist in private practice. Under current law, an outpatient therapy program that is not designated as being hospital provider-based is subject to annual limits on payment for therapy services. However, these limits have been suspended through December 31, 2005.

        The Health Insurance Portability and Accountability Act of 1996 is designed to improve efficiency in healthcare delivery by standardizing electronic data interchange and by protecting the confidentiality and security of an individual's health data by setting and enforcing national standards of practice. Virtually all healthcare providers are affected by the law, which consists of three primary areas, standards for electronic transactions, privacy and security. The privacy rule and the standards for electronic transactions are currently effective and the security rule is scheduled to become effective on April 21, 2005.

                               BANKING AND LENDING

Business Description

        The Company's banking and lending operations principally are conducted through American Investment Bank, N.A. ("AIB"), a national bank subsidiary, and American Investment Financial ("AIF"), a Utah industrial loan corporation. AIB and AIF take money market and other non-demand deposits that are eligible for insurance provided by the FDIC. AIB and AIF had aggregate deposits of $145,500,000 and $392,900,000 at December 31, 2003 and 2002, respectively.

        The Company's consolidated banking and lending operations had outstanding loans (net of unearned finance charges) of $205,500,000 and $373,600,000 at December 31, 2003 and 2002, respectively. At December 31, 2003, 47% were loans to individuals generally collateralized by automobiles; 47% were loans to consumers, substantially all of which were collateralized by real or personal property; 2% were loans to small businesses; and 4% were unsecured loans.

        Historically, collateralized personal automobile instalment loans were primarily made through automobile dealerships to individuals who have difficulty obtaining credit, at interest rates above those charged to individuals with good credit histories. These loans were made to consumers principally to purchase used, moderately priced automobiles, typically had an initial loan balance of approximately $12,200, an average contractual maturity of 58 months and an anticipated average life of 26 months. In September 2001, the Company decided to stop originating subprime automobile loans as a result of increasing loss experience and the increasingly difficult competitive environment. The Company's other consumer lending programs primarily consisted of marine, recreational vehicle, motorcycle and elective surgery loans. In January 2003, due to economic conditions, portfolio performance and the relatively small size of these loan portfolios and target markets, the Company stopped originating these loans as well.

        Since it ceased loan origination activities, operating activities at this segment have been limited to maximizing the amount collected from its loan portfolio and liquidating the business in an orderly and cost efficient manner. In September 2003, the banking and lending segment outsourced substantially all of its consumer loan servicing and collection functions to a third party service provider, in order to reduce overhead costs and convert these activities into a variable cost that declines as the size of the portfolio declines. While expense savings were achieved, delinquency in each serviced portfolio increased during the first 90 days after the transfer to the service provider and has not returned to normal levels. The Company believes the deteriorating delinquency results from the service provider not dedicating adequate resources to the collection efforts, and it has been the Company's experience that once accounts reach certain delinquency levels, a high percentage are eventually charged off. As a result, the banking and lending segment recorded an additional provision for loan losses of $4,000,000 in 2003.

        In January 2004, AIB filed an application with the Office of the Comptroller of the Currency (the "OCC"), the primary regulator of AIB, to merge AIF into AIB. In March 2004, the OCC approved AIB's application for merger subject to AIB submitting a written plan to the OCC specifying the steps and timeframes AIB will use to ensure an orderly liquidation of its operations. This condition is consistent with AIB's objectives, although AIB will not be able to surrender its national bank charter and fully liquidate its operations until such time as all deposit liabilities have been repaid or sold. The Company expects that the merger will be completed during the second quarter of 2004, will result in a further reduction in overhead costs and constitutes the next step in the liquidation of this segment. AIB has been reducing its deposit liabilities during the past two years, and is currently offering early withdrawal incentives, and may eventually sell remaining deposits to another institution. The banking and lending segment continues to have discussions with potential purchasers of its loan portfolios, although it has not yet accepted any offers. These discussions are expected to continue.

        Certain information with respect to the Company's banking and lending segment is as follows for the years ended December 31, 2003, 2002 and 2001 (dollars in thousands):

                                                      2003                 2002                2001
                                                      ----                 ----                ----

Average loans outstanding                          $  282,986           $  440,810          $  545,036
Interest income earned on loans                    $   53,944           $   86,018          $  111,849
Average loan yield                                      19.1%                19.5%               20.5%
Average deposits outstanding                       $  232,631           $  454,497          $  536,020
Interest expense on non-demand deposits            $    8,553           $   18,035          $   31,499
Average rate on non-demand deposits                      3.7%                 3.9%                5.9%
Net yield on interest-bearing assets                    12.1%                11.5%               13.3%


        Investments held by the banking and lending segment are primarily short-term bonds and notes of the U.S. and its agencies.

        It is the Company's policy to charge to income an allowance for losses which, based upon management's analysis of numerous factors, including current economic trends, aging of the loan portfolio, historical loss experience and collateral value, is deemed adequate to cover probable losses on outstanding loans. At December 31, 2003, the allowance for loan losses for the Company's entire loan portfolio was $24,200,000 or 11.8% of the net outstanding loans, compared to $31,800,000 or 8.5% of net outstanding loans at December 31, 2002.

        The Company's policy is to charge-off an account when the property securing the delinquent loan is repossessed and liquidated. Loans are generally assigned to repossession when they become 60 days delinquent. Otherwise, the Company charges off the account due to customer bankruptcy and in no event later than the month in which it becomes 120 days delinquent. The charge-off represents the difference between the net realizable value of the property and the amount of the delinquent loan, including accrued interest.

Government Regulation

        The Company's principal banking and lending operations are subject to detailed supervision by state authorities, as well as federal regulation pursuant to the Federal Consumer Credit Protection Act, the Truth in Lending Act, the Equal Credit Opportunity Act, the Right to Financial Privacy Act, the Community Reinvestment Act, the Fair Credit Reporting Act and regulations promulgated by the Federal Trade Commission and the Board of Governors of the Federal Reserve System. The Company's banking operations are subject to federal and state regulation and supervision by, among others, the OCC, the FDIC and the State of Utah. AIF's primary federal regulator is the FDIC.

           As a result of deteriorating portfolio performance and AIB's consequent decision to cease originating new consumer loans, in February 2003 AIB entered into a formal agreement with the OCC, agreeing to develop a written strategic plan subject to prior OCC approval for the continued operations of AIB, to continue to maintain certain risk-weighted capital levels, to obtain prior approval before paying any dividends, to provide certain monthly reports and to comply with certain other criteria. In May 2003, the OCC approved AIB's strategic plan. AIB is also unable to accept brokered deposits during the period the agreement remains in effect. In the event AIB fails to comply with the agreement, the OCC would have the authority to assert formal charges and seek other statutory remedies and AIB may also be subject to civil monetary penalties. AIB is complying with the agreement and, given that it has ceased all lending activities, the agreement is not expected to have a significant impact on its operations. However, no assurance can be given that other regulatory actions will not be taken.

        The Competitive Equality Banking Act of 1987 ("CEBA") places certain restrictions on the operations of AIB and restricts further acquisitions of banks and savings institutions by the Company. CEBA does not restrict AIF as currently operated.


                                  MANUFACTURING

        Through its plastics division, the Company manufactures and markets lightweight plastic netting used for a variety of purposes including, among other things, building and construction, erosion control, agriculture, packaging, carpet padding, filtration and consumer products. The products are primarily used to add strength to other materials or act as barriers, such as warning fences and crop protection from birds. This division is a market leader in netting products used in carpet cushion, turf reinforcement, erosion control, nonwoven reinforcement and crop protection. Certain of the division's products are proprietary, protected by patents and/or trade secrets. It markets its products both domestically and internationally, with approximately 16% of its 2003 revenues generated by customers in Europe, Latin America, Japan and Australia. Products are sold primarily through an employee sales force, located in the United States and Europe. Manufacturing revenues were $53,300,000, $50,700,000 and $53,700,000 for the years ended December 31, 2003, 2002 and
2001, respectively.

        New product development focuses on market niches where the division's proprietary technology and expertise can lead to sustainable competitive economic advantages. Historically, this targeted product development generally has been carried out in partnership with a prospective customer or industry where the value of the product has been recognized. The plastics division has also begun focusing on developing products which provide an upgrade to a current product used by an existing customer. As an example, during 2004 the division launched a new biodegradable product which is being sold to existing customers in the erosion control market. Over the last several years, the plastics division has spent approximately 2% to 5% of annual sales on the development and marketing of new products and new applications of existing products.

        The plastics division is subject to domestic and international competition, generally on the basis of price, service and quality. Additionally, certain products are dependent on cyclical industries, including the construction industry. Although revenues increased by 5% in 2003, revenues declined in each of 2002 and 2001 as compared to the prior year. Revenues in all periods reflect the loss of certain customers to competitors on the basis of price, as well as lower prices charged by the division. The plastics division is attempting to develop new products, applications and markets to replace its lost business and utilize its excess capacity. In addition, the Company has been focusing on reducing operating and overhead costs, improving service levels and reducing lead times.

        The plastics division currently has excess manufacturing capacity. The excess capacity results from both the loss of customers served by its U.S. manufacturing facilities, and the failure of the division's manufacturing facility in Belgium to achieve the level of revenues and profitability that was originally expected. The Belgium facility, which became operational in the third quarter of 2001, has not been able to independently develop a sizeable customer base on its own, and the plastic division also lost a major customer for whom the facility was expected to produce products. A new general manager has been hired at the facility to develop and implement marketing and sales initiatives directed at generating revenue growth.

        The Company holds patents on certain improvements to the basic manufacturing processes it uses and on applications thereof. The Company believes that the expiration of these patents, individually or in the aggregate, is unlikely to have a material effect on the plastics division.

                              DOMESTIC REAL ESTATE

        At December 31, 2003, the Company's domestic real estate assets had a book value of $144,300,000. The real estate operations include a mixture of commercial properties, residential land development projects and other unimproved land, all in various stages of development and all available for sale. The Company's largest domestic real estate investment consists of a 90% interest in 8 acres of unimproved land in Washington, D.C., which was acquired in September 2003 for $53,800,000. The land is zoned for a minimum of 2,000,000 square feet of commercial office space that the Company intends to develop in phases once acceptable tenants or purchasers are identified. The Company owns a 718-room hotel located on Waikiki Beach in Hawaii that has a book value of $41,600,000 at December 31, 2003. The hotel was fully renovated during 2001 and 2002, and for 2003 had an occupancy rate of approximately 66% and a net average daily room rate of $97.94. The Company secured non-recourse financing for these two projects, which aggregated $43,800,000 as of December 31, 2003.

        The Company owns 30% of the outstanding common stock of HomeFed. In addition, as a result of a 1998 distribution to all of the Company's shareholders, approximately 9.4% and 8.7% of HomeFed is owned by the Company's Chairman and President, respectively. HomeFed is currently engaged, directly and through subsidiaries, in the investment in and development of residential real estate projects in the State of California. Its principal asset is the master-planned community located in San Diego County, California known as San Elijo Hills, which it purchased from the Company in 2002. The Company accounts for its investment in HomeFed under the equity method of accounting; as of December 31, 2003 its investment had a carrying value of $40,200,000 which is included in investments in associated companies. HomeFed is a publicly traded company listed on the NASD OTC Bulletin Board (Symbol: HOFD).

        Certain of the Company's other real estate investments and their respective carrying values as of December 31, 2003 include: an operating 444,000 square foot office building in Indianapolis, Indiana ($15,600,000); a proposed 95 lot residential development project located in South Walton County, Florida ($9,800,000); and an operating shopping center on Long Island, New York that has 60,000 square feet of retail space ($7,000,000).

        The real estate development industry is subject to substantial environmental, building, construction, zoning and real estate regulations that are imposed by various federal, state and local authorities. In order to develop its properties, the Company must obtain the approval of numerous governmental agencies regarding such matters as permitted land uses, density, the installation of utility services (such as water, sewer, gas, electric, telephone and cable television) and the dedication of acreage for various community purposes. Furthermore, changes in prevailing local circumstances or applicable laws may require additional approvals or modifications of approvals previously obtained. Delays in obtaining required approvals and authorizations could adversely affect the profitability of the Company's projects.


                                OTHER OPERATIONS

        The Company owns two wineries, Pine Ridge Winery in Napa Valley, California and Archery Summit in the Willamette Valley of Oregon. Pine Ridge, which was acquired in 1991, has been conducting operations since 1978, while the Company started Archery Summit in 1993. These wineries primarily produce and sell wines in the luxury segment of the premium table wine market. During 2003, the wineries sold approximately 63,500 9-liter equivalent cases of wine generating wine revenues of $13,200,000. Approximately 9% of the revenues of the wineries and 24% of case sales were derived from a wine that is not in the luxury segment and is made from purchased grapes. Demand for wine in the luxury market segment can rise and fall with general economic conditions, and is also significantly affected by available supply. Luxury wines available for sale in any given year are dependent upon harvest yields of earlier periods, which can fluctuate from harvest to harvest.

         Since acquisition, the Company's investment in winery operations has grown, principally to fund the Company's acquisition of land for vineyard development and to increase production capacity and storage facilities at both of the wineries. It can take up to five years for a new vineyard property to reach full production and, depending upon the varietal produced, up to three years after grape harvest before the wine can be sold. For the 2003 harvest, approximately 98% of the Company's vineyards were producing grapes and the balance was under development. Certain of the wineries' production, sales and distribution activities are subject to regulation by agencies of both federal and state governments. At December 31, 2003, the Company's combined net investment in these wineries was $60,800,000.

        The Company's 72.5% interest in MK Gold had a net carrying value of $64,300,000 at December 31, 2003. MK Gold's subsidiary, Cobre Las Cruces, S.A., a Spanish company, holds the exploration and mineral rights to the Las Cruces copper deposit in the Pyrite Belt of Spain. During 2003, a new feasibility study for the project was prepared by DMT-Montan Consulting GmbH, Lurgi Metallurgie GmbH, and Outokumpu Technology Group, which incorporates the requirements of various local regulatory authorities. The feasibility study includes a new proven and probable ore reserve calculation prepared by DMT which has increased to 16.1 million metric tons of copper ore at an average grade of 6.53% copper, overlain by 150 meters of unconsolidated overburden. The Company's prior feasibility study conducted in 2001 estimated a proven and probable ore reserve of 15.8 million metric tons at an average grade of 5.94% copper.

        Based on the study, the capital costs of the project are now estimated at 281 million euros ($346,400,000 at exchange rates in effect on March 9, 2004), including working capital, land purchases, and contingencies, but excluding interest during construction and other financing costs. Cash operating costs per pound of copper produced are expected to average 0.33 euros per pound ($.41 per pound) of copper produced. The project's capital and operating costs will be paid for in euros, while copper revenues during the life of the mine will be based on the U.S. dollar. Should the euro continue to appreciate against the U.S dollar, the capital cost of the mine expressed in U.S. dollar terms would increase, negatively impacting the project's viability and profitability.

        Development of the Las Cruces project will be subject to obtaining required permits, obtaining both debt and equity financing for the project, engineering and construction. The amount of financing that can be obtained for the project and its related cost will be significantly affected by the assessment of potential lenders of the current and expected future market price of copper. Environmental approval of the project has been obtained from the Spanish and Andalusian government agencies. During 2003, three important water permits and the mining concession were received, although other important permits still need to be obtained. Assuming required permits and financing are obtained in a timely manner, MK Gold anticipates that final design will begin in 2004, followed by construction and mine development thereafter. Copper production is not expected to begin until 2006. Although MK Gold believes the necessary permitting and financing will be obtained, no assurances can be given that they will be successful. Further, there may be other political and economic circumstances that could prevent or delay development of Las Cruces.

                                OTHER INVESTMENTS

        In December 2003, the Company purchased all of the debt obligations under the senior secured credit facility of ATX Communications, Inc. and certain of its affiliates ("ATX") for $25,000,000, and also entered into an amendment to the facility pursuant to which the Company agreed to refrain from exercising certain of its rights under the facility, subject to certain conditions. ATX is an integrated communications provider that offers local exchange carrier and inter-exchange carrier telephone, Internet, high-speed data and other communications services to business and residential customers in targeted markets throughout the Mid-Atlantic and Midwest regions of the U.S. ATX is a public company traded on the NASD OTC Bulletin Board (Symbol: COMMQ).

        Concurrently with the purchase of the facility and the execution of the amendment, the Company entered into a conversion agreement pursuant to which the Company agreed, upon the satisfaction of certain conditions, to convert the senior secured debt of ATX into 100% of the preferred stock (with a liquidation preference of $25,000,000) and 100% of the common stock of a reorganized ATX. As contemplated by these agreements, in January 2004 ATX commenced a voluntary chapter 11 case in order to reorganize its financial affairs. The reorganization of ATX and the implementation of the conversion agreement are subject to the approval of the bankruptcy court. Assuming the conversion agreement is implemented in its current form, the Company will consolidate ATX as of the date the reorganization is completed.

        The Company has an investment in Berkadia, an entity jointly owned by the Company and Berkshire Hathaway Inc. ("Berkshire"). In 2001, Berkadia lent $5,600,000,000 on a senior secured basis to FINOVA Capital Corporation (the "Berkadia Loan"), the principal operating subsidiary of FINOVA, to facilitate a chapter 11 restructuring of the outstanding debt of FINOVA and its principal subsidiaries. Berkadia also received newly issued shares of common stock of FINOVA representing 50% of the stock of FINOVA outstanding on a fully diluted basis. In 2001, the Company entered into a ten-year management agreement with FINOVA, for which it receives an $8,000,000 annual fee that it shares equally with Berkshire. FINOVA is a financial services holding company that, prior to its filing for bankruptcy, provided a broad range of financing and capital markets products, primarily to mid-size businesses. Since its chapter 11 restructuring, FINOVA's business activities have been limited to the orderly collection and liquidation of its assets and FINOVA has not engaged in any new lending activities.

        Berkadia financed the Berkadia Loan with bank financing that was guaranteed, 90% by Berkshire and 10% by the Company (with the Company's guarantee being secondarily guaranteed by Berkshire). All income related to the Berkadia Loan, after payment of financing costs, was shared 90% to Berkshire and 10% to the Company. In February 2004, FINOVA fully repaid the Berkadia Loan, and Berkadia fully repaid its bank financing, thereby eliminating the Company's guaranty. Pursuant to the management agreement, the Company continues to manage FINOVA, for which it receives the fee described above. Although the term of the Company's management agreement with FINOVA extends until August 2011, the Company cannot provide assurances that the agreement (and the fee the Company receives) will remain in effect after November 2009, at which time FINOVA's bond debt matures.

        At December 31, 2003, the book value of the Company's investment in Olympus was $116,000,000. Olympus was formed in 2001 to take advantage of the lack of capacity and favorable pricing in the reinsurance market. It has entered into a quota share reinsurance agreement with Folksamerica Reinsurance Company, an affiliate of White Mountains Insurance Group, Ltd. ("WMIG"), and has also entered into reinsurance transactions with other parties. When the market opportunity to underwrite reinsurance business on favorable terms recedes, the by-laws of Olympus include mechanisms to return its capital to its investors, subject to Bermuda insurance regulations and other laws restricting the return of capital. In June 2003, the Company sold 567,574 common shares of Olympus back to Olympus pursuant to an issuer tender offer for total proceeds of $79,500,000, and recognized a gain of $1,500,000. After completion of the tender, the Company's interest in Olympus declined from 25% to 16.1%. For the year ended December 31, 2003, the Company recorded $40,400,000 of pre-tax income from this investment under the equity method of accounting.

        At December 31, 2003, the book value of the Company's equity investment in JPOF II, a registered broker-dealer, was $114,800,000. JPOF II is managed by Jefferies & Company, Inc., a full service investment bank to middle market companies. JPOF II invests in high yield securities, special situation investments and distressed securities and provides trading services to its customers and clients. For the year ended December 31, 2003, the Company recorded $14,800,000 of pre-tax income from this investment under the equity method of accounting; this amount was distributed to the Company in 2004.

        In December 2001, the Company invested $50,000,000 in EagleRock, a limited partnership that invests primarily in securities and other obligations of highly leveraged, distressed and out of favor companies. At December 31, 2003, the book value of the Company's equity investment in EagleRock was $95,400,000. For the years ended December 31, 2003 and 2002, the Company recorded $49,900,000 of pre-tax income and $4,500,000 of pre-tax losses, respectively, from this investment under the equity method of accounting. EagleRock has not made any cash distributions since its inception.

        The Company owns 375,000 common shares that represent approximately 4.2% of WMIG. WMIG is a publicly traded, Bermuda domiciled financial services holding company, principally engaged through its subsidiaries and affiliates in property and casualty insurance and reinsurance. At December 31, 2003, the Company's investment had a market value of $172,500,000.

        The Company owns approximately 36% of the common stock of Light & Power Holdings Ltd., the parent company of The Barbados Light and Power Company Limited, the primary generator and distributor of electricity in Barbados. As of December 31, 2003, the Company's investment of $12,100,000 was accounted for on the cost method of accounting, due to currency exchange restrictions and stock transfer restrictions.

        The Company beneficially owns equity interests representing more than 5% of the outstanding capital stock of each of the following domestic public companies at March 5, 2004 (determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934): AmeriKing, Inc. ("AmeriKing") (6.8%), Carmike Cinemas, Inc. ("Carmike") (6%), FINOVA (25%), HomeFed (30%), International Assets Holding Corporation (15.5%), Jackson Products, Inc. ("Jackson") (6.2%), Jordan Industries, Inc. ("JII") (10.1%), Metrocall Holdings, Inc. (9.6%), and ParkerVision, Inc. (6.3%). The Company also owns 19.4% of JII's Senior Subordinated Discount Debentures due 2009 ($18,400,000 aggregate principal amount) and 22.8% of JII Holdings Senior Secured Notes due 2007 ($39,500,000 aggregate principal amount).

        From 1982 through the fourth quarter of 2002, a subsidiary of the Company has had a partnership interest in The Jordan Company LLC and Jordan/Zalaznick Capital Company, entities that specialized in structuring leveraged buyouts in which the owners are given the opportunity to become equity participants. These equity investments include AmeriKing, Carmike, Jackson, JII, JZ Equity Partners PLC (a British company traded on the London Stock Exchange in which the Company holds a 6.5% equity interest), and a total of 35 other private companies. As of December 31, 2003, these investments are carried in the Company's consolidated financial statements at $96,000,000, of which $79,800,000 relates to public companies carried at market value. The Jordan-related partnerships were terminated at the end of 2002.

        For further information about the Company's business, including the Company's investments, reference is made to Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations" of this Report and Notes to Consolidated Financial Statements.











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